Exhibit 99

Dollar General Corporation Reports Record Third Quarter 2013 Financial Results

  Third Quarter Same-Store Sales Increased 4.4%; Total Sales Increased 10.5%
  Third Quarter EPS Increased 19% to $0.74; Adjusted EPS Increased 14% to $0.72
  Announces $200 Million of Share Repurchases in the Third Quarter and Increases Share Repurchase Authorization by $1.0 Billion
  Updates 2013 Financial Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 5, 2013--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2013 third quarter (13 weeks) ended November 1, 2013.

“Dollar General once again delivered strong results in the third quarter, even in the face of an ongoing challenging consumer environment,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Our merchandising initiatives have continued to be successful in driving traffic and sales. We had solid financial performance across key metrics, including better than anticipated gross margin performance and solid SG&A leverage. As a result, we are now forecasting full year adjusted earnings per share of $3.18 to $3.22.

“Looking ahead, while we are cautious on the current macroeconomic trends, we remain excited about the long-term growth prospects for our business. Dollar General is committed to delivering everyday low prices and convenience for our customers, which has proven to be a winning formula given our long track record of success. Further, today’s announcement of an additional $1 billion share repurchase authorization reflects our commitment to return cash to our shareholders and the confidence that we have in our business.”

Third Quarter Highlights

The Company’s net income increased by 14 percent to $237 million in the 2013 third quarter compared to net income of $208 million in the 2012 third quarter, and earnings per diluted share (“EPS”) of $0.74 in the 2013 third quarter increased 19 percent over EPS of $0.62 in the 2012 third quarter. Adjusted net income, as defined under “Non-GAAP Disclosure” below, increased 10 percent to $231 million in the 2013 third quarter compared to $210 million in the 2012 third quarter and adjusted EPS increased 14 percent to $0.72 per diluted share in the 2013 third quarter from $0.63 per diluted share in the 2012 third quarter. Net income in the 2013 third quarter includes a benefit of $6 million, or approximately $0.02 per diluted share, resulting from the reversal of income tax reserves that were established in 2009.

Net sales increased 10.5 percent to $4.38 billion in the 2013 third quarter compared to $3.96 billion in the 2012 third quarter. Same-store sales increased 4.4 percent, with increases in both customer traffic and average transaction value. Consumables sales continued to increase at a higher rate than non-consumables in the 2013 third quarter, with the most significant growth due to strong sales of tobacco products, perishables and candy and snacks. Same-store sales growth was solid in seasonal and home products, while apparel sales were affected by a planned merchandising initiative that reduced apparel inventories in more than 4,000 stores during the 2013 third quarter.

Gross profit increased by 8.3 percent and, as a percentage of sales, decreased by 61 basis points to 30.3 percent in the 2013 third quarter compared to the third quarter of 2012. The majority of the gross profit rate decrease in the 2013 third quarter as compared to the 2012 third quarter was due to an increase in the mix of consumables and increased sales of lower margin consumables, including tobacco products and expanded perishables offerings, all of which contributed to lower initial inventory markups. In addition, the Company’s inventory shrinkage rate increased and markdowns were higher than in the 2012 period. These factors were partially offset by transportation efficiencies, including the impact of lower average fuel costs. The Company recorded a LIFO benefit of $3.7 million in the 2013 quarter compared to a LIFO provision of $0.1 million in the 2012 quarter.

Selling, general and administrative (“SG&A”) expenses were 21.4 percent of sales in the 2013 third quarter compared to 21.8 percent in the 2012 third quarter, an improvement of 40 basis points. Retail labor expense increased at a rate lower than the increase in sales. In addition, decreases in incentive compensation, health benefits costs and workers’ compensation and general liability expenses contributed to the overall improvement in SG&A as a percentage of sales. These factors were partially offset by costs that increased at a higher rate than the increase in sales including depreciation and amortization and fees associated with the increased use of debit cards.

Interest expense was $22 million in the 2013 third quarter, a decrease of $6 million from the 2012 third quarter, due to lower average interest rates, primarily resulting from the completion of the Company’s refinancing earlier in the 2013 fiscal year.

The effective income tax rate for the 2013 third quarter was 35.6 percent compared to a rate of 37.4 percent for the 2012 quarter. The third quarter 2013 effective income tax rate decreased primarily due to the recording of a benefit resulting from the reversal of income tax reserves that were established in 2009.

39-Week Period Results

For the 39-week period ended November 1, 2013, net sales increased 10.1 percent over the comparable 2012 period, to $13.01 billion. Same-store sales increased 4.0 percent.

Gross profit increased by 7.6 percent and, as a percentage of sales, decreased by 72 basis points to 30.8 percent in the 2013 39-week period compared to the 2012 39-week period. The majority of the gross profit rate decrease in the 2013 period as compared to the 2012 period was due to an increase in the mix of consumables and increased sales of lower margin consumables, including tobacco products and expanded perishables offerings, all of which contributed to lower initial inventory markups. In addition, the Company’s inventory shrinkage rate increased and markdowns were higher than in the comparable 2012 period. These factors were partially offset by transportation efficiencies. The Company recorded a LIFO benefit of $6.6 million in the 2013 period compared to a LIFO provision of $1.2 million in the 2012 period.

SG&A expenses were 21.5 percent of sales in the 2013 39-week period compared to 21.9 percent in the 2012 period, an improvement of 34 basis points. Excluding a legal settlement of $8.5 million in the 2013 period and expenses relating to secondary offerings of the Company’s common stock in both periods, SG&A as a percentage of sales improved by 38 basis points from the 2012 period. Retail labor expense increased at a rate lower than the increase in sales for the period. In addition, decreases in incentive compensation and workers’ compensation and general liability expenses contributed to the overall improvement in SG&A as a percentage of sales. Costs that increased at a higher rate than the increase in sales include depreciation and amortization and fees related to the increased use of debit cards.

Interest expense was $67 million in the 2013 39-week period, a decrease of $34 million from the 2012 period, due to lower average interest rates, primarily resulting from the completion of the Company’s refinancing earlier in the 2013 fiscal year.

As previously reported, Other (income) expenses in the 2013 39-week period included pre-tax losses of $18.9 million resulting from the restructuring of the Company’s credit facilities in the 2013 first quarter. Other (income) expense in the 2012 period included pretax losses totaling $29.0 million resulting from the Company’s redemption of its senior subordinated notes, a $2.5 million pretax gain resulting from the settlement of interest rate swaps, $1.7 million of debt amendment fees and a pretax loss of $1.6 million resulting from the amendment of the senior secured revolving credit facility.

The effective income tax rate for the 2013 39-week period was 36.8 percent compared to a rate of 36.6 percent for the 2012 period. As discussed above, the effective income tax rate for the 2013 period reflects the recording of a benefit resulting from the reversal of income tax reserves that were established in 2009. In addition, the 2013 period reflects income tax benefits associated with federal jobs credits. The federal law authorizing these credits was not in effect during the 2012 third quarter for employees hired after December 31, 2011, but was enacted with retroactive effect later in 2012. Income tax expense in the 2012 period was reduced by $14.5 million associated with the adjustment of accruals due to the favorable resolution of income tax examinations that did not reoccur, to the same extent, in the 2013 period.

For the 2013 39-week period, the Company reported net income of $703 million, or $2.16 per diluted share, compared to net income of $635 million, or $1.89 per diluted share, for the 2012 39-week period. Adjusted net income, as defined under “Non-GAAP Disclosure” below, for the 2013 39-week period was $714 million, or $2.20 per diluted share, compared to adjusted net income in the 2012 period of $656 million, or $1.95 per diluted share. Reported and adjusted net income in the 2012 period included a benefit of $14.5 million, or approximately $0.04 per diluted share, relating to an adjustment of accruals resulting from the favorable resolution of income tax audits.

Merchandise Inventories

As of November 1, 2013, total merchandise inventories, at cost, were $2.59 billion compared to $2.33 billion as of November 2, 2012, an increase of 11 percent in total, or 4 percent on a per-store basis. Inventory turns for the 52 weeks ended November 1, 2013 were 4.8 times.

Capital Expenditures

Total expenditures for property and equipment in the 39-week 2013 period were $444 million, including: $167 million for improvements, upgrades, remodels and relocations of existing stores; $103 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $86 million for distribution and transportation-related capital expenditures; $65 million for stores purchased or built by the Company; and $17 million for information systems upgrades and technology-related projects. During the 39-week period, the Company opened 577 new stores and remodeled or relocated 534 stores.

Share Repurchases

In the 2013 third quarter, the Company repurchased 3.5 million shares of its outstanding common stock for $200 million, increasing total purchases for the 2013 39-week period to $420 million, or 7.8 million shares. Since the inception of the share repurchase program in December 2011, the Company has repurchased 27.1 million shares totaling $1.3 billion. On December 4, 2013, the Company’s Board of Directors authorized an additional $1.0 billion for share repurchases, increasing the total authorization for future repurchases to $1.2 billion. The authorization has no expiration date.

Pending Sale Leaseback Transaction

In November 2013, the Company signed an agreement to sell and subsequently lease back approximately 233 currently owned stores. The transaction is expected to close in January 2014 and result in proceeds to the Company, after taxes and applicable fees, in excess of $200 million. The Company currently anticipates that some or all of these proceeds will be utilized for repurchases of its common stock. The closing of the transaction is contingent upon satisfactory completion of customary due diligence and other conditions. The closing of the transaction or the timing thereof cannot be assured.

Fiscal 2013 Financial Outlook

The Company has updated its financial outlook to reflect the results of the third quarter and expectations for the remainder of the year.

The following guidance for operating profit, excluding certain items, and adjusted EPS excludes the same reconciling items as used to reconcile these metrics to the corresponding GAAP measures for the 39-week period ended November 1, 2013 as detailed in the accompanying table.

The Company now expects adjusted EPS to be approximately $3.18 to $3.22, reflecting an increase to the low end of the Company’s previous adjusted EPS guidance of $3.15 to $3.22. The current estimate is based on approximately 324 million weighted average diluted shares outstanding.

The Company now expects total net sales for the 2013 fiscal year to increase by 10.0 to 10.5 percent over the 2012 fiscal year, including an expected increase in same-store sales of 4.0 to 4.5 percent. Previous guidance reflected an increase in total net sales of 10.0 to 11.0 percent and an increase in same-store sales of 4.0 to 5.0 percent. Operating profit, excluding certain items, is expected to be in the range of $1.745 billion to $1.770 billion for the 2013 fiscal year. Full year interest expense is expected to be approximately $90 million. The full year 2013 effective tax rate, excluding the $6 million benefit recorded in the third quarter, is expected to be in the range of 37.5 to 38.0 percent.

Capital expenditures are now expected to be in the range of $550 million to $600 million in 2013, a reduction of $25 million from previous guidance. The Company plans to open approximately 650 new stores and remodel or relocate a total of approximately 550 stores for the full year. The Company expects its new Pennsylvania distribution center to be fully operational in the first quarter of fiscal 2014.

Fiscal 2014 Outlook

The Company plans to open approximately 700 new stores in fiscal 2014 and remodel or relocate approximately 525 stores, expanding store selling square footage by 6 to 7 percent.

Conference Call Information

The Company will hold a conference call, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer, on December 5, 2013, at 9:00 a.m. CT/10:00 a.m. ET. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 11806504. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, December 19, 2013, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 11806504.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted EPS. The Company also has provided calculations of EBITDA, adjusted EBITDA, adjusted EBITDAR (adjusted EBITDA plus total rent expense), adjusted debt, and the ratio of adjusted debt to adjusted EBITDAR, which are non-GAAP measures. EBITDA is defined as income (loss) from continuing operations before cumulative effect of changes in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted to give effect to adjustments noted in the accompanying non-GAAP reconciliation table. Adjusted debt is defined as total long-term obligations, including the current portion, plus total rent expense multiplied by eight, which is an estimate of the hypothetical capitalization of operating leases, consistent with practices used by the Company’s rating agencies.

Adjusted net income is defined as net income excluding specifically identified expenses. The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The adjustment to net income and EPS in the 2013 third quarter relates to an income tax benefit of $6 million, or approximately $0.02 per share, resulting from the reversal of income tax reserves that were established in 2009. For the 2013 39-week period, additional adjustments include $8.5 million resulting from a legal settlement, $1.0 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock and $18.9 million of debt refinancing costs. Adjustments to net income in the 2012 third quarter include $0.9 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock and $1.7 million of debt amendment fees. For the 2012 39-week period, additional adjustments include an incremental $2.0 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock, a $2.5 million gain relating to interest rate swap settlements, $29.0 million relating to the repurchase of long-term obligations and a $1.6 million write-off of capitalized debt costs. In each case, adjusted net income reflects the related income tax effect of the adjustment.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability, and should not be considered as alternatives to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA, adjusted EBITDA and adjusted EBITDAR are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacements of fixed assets. Adjusted debt should not be considered a substitute for long-term obligations as included in the GAAP-basis balance sheet or any other calculation of outstanding obligations.

The Company’s presentations of EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. Because not all companies use identical calculations, these presentations of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to other similarly titled measures of other companies. Company management uses adjusted EBITDA as a supplemental performance measure. The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted debt and the ratio of adjusted debt to adjusted EBITDAR is useful to investors because these or similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the operating performance and financial leverage of companies in industries similar to Dollar General’s.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain items. In addition to historical results, guidance for fiscal 2013 is based on comparable adjustments.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2013 Financial Outlook,” “Fiscal 2014 Outlook,” and “Pending Sale Leaseback Transaction,” as well as other statements regarding the Company’s outlook, plans and intentions, including statements made within the quotations of Mr. Dreiling. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’ strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth or in effecting relocations or remodels, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  commodity prices;
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  costs of fuel or other energy, transportation or utilities costs;
  increases in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in or outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing or opening new distribution centers;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  a lowering of the Company’s credit ratings;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2013 and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for nearly 75 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,061 stores in 40 states as of November 1, 2013, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 1,	November 2,	February 1,
	2013	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$165,717	$142,580	$140,809
Merchandise inventories	2,591,552	2,330,436	2,397,175
Income taxes receivable	9,786	13,554	-
Prepaid expenses and other current assets	137,247	131,622	139,129
Total current assets	2,904,302	2,618,192	2,677,113
Net property and equipment	2,287,410	2,047,434	2,088,665
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,210,077	1,223,407	1,219,543
Other assets, net	35,596	46,055	43,772
Total assets	$10,775,974	$10,273,677	$10,367,682

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$50,945	$891	$892
Accounts payable	1,251,394	1,199,727	1,261,607
Accrued expenses and other	414,881	392,439	357,438
Income taxes payable	639	997	95,387
Deferred income taxes	35,190	39,785	23,223
Total current liabilities	1,753,049	1,633,839	1,738,547
Long-term obligations	2,873,967	3,023,367	2,771,336
Deferred income taxes	643,206	655,910	647,070
Other liabilities	230,798	225,699	225,399
Total liabilities	5,501,020	5,538,815	5,382,352

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	280,215	287,613	286,185
Additional paid-in capital	3,004,582	2,983,323	2,991,351
Retained earnings	2,000,488	1,468,534	1,710,732
Accumulated other comprehensive loss	(10,331)	(4,608)	(2,938)
Total shareholders' equity	5,274,954	4,734,862	4,985,330
Total liabilities and shareholders' equity	$10,775,974	$10,273,677	$10,367,682

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	November 1,	% of Net	November 2,	% of Net
	2013	Sales	2012	Sales
Net sales	$4,381,838	100.00%	$3,964,647	100.00%
Cost of goods sold	3,053,345	69.68	2,738,524	69.07
Gross profit	1,328,493	30.32	1,226,123	30.93
Selling, general and administrative expenses	938,252	21.41	864,734	21.81
Operating profit	390,241	8.91	361,389	9.12
Interest expense	21,524	0.49	27,726	0.70
Other (income) expense	-	-	1,728	0.04
Income before income taxes	368,717	8.41	331,935	8.37
Income tax expense	131,332	3.00	124,250	3.13
Net income	$237,385	5.42%	$207,685	5.24%

Earnings per share:
Basic	$0.74		$0.62
Diluted	$0.74		$0.62
Weighted average shares outstanding:
Basic	321,711		332,337
Diluted	322,543		334,004

	For the 39 Weeks Ended
	November 1,	% of Net	November 2,	% of Net
	2013	Sales	2012	Sales
Net sales	$13,010,222	100.00%	$11,814,507	100.00%
Cost of goods sold	9,009,291	69.25	8,096,905	68.53
Gross profit	4,000,931	30.75	3,717,602	31.47
Selling, general and administrative expenses	2,802,868	21.54	2,584,675	21.88
Operating profit	1,198,063	9.21	1,132,927	9.59
Interest expense	66,671	0.51	100,466	0.85
Other (income) expense	18,871	0.15	29,956	0.25
Income before income taxes	1,112,521	8.55	1,002,505	8.49
Income tax expense	409,578	3.15	367,265	3.11
Net income	$702,943	5.40%	$635,240	5.38%

Earnings per share:
Basic	$2.17		$1.90
Diluted	$2.16		$1.89
Weighted average shares outstanding:
Basic	324,485		333,806
Diluted	325,438		336,339

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 1,	November 2,
	2013	2012
Cash flows from operating activities:
Net income	$702,943	$635,240
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	247,672	222,398
Deferred income taxes	6,483	24,221
Tax benefit of share-based awards	(28,163)	(85,335)
Loss on debt retirement, net	18,871	30,620
Non-cash share-based compensation	16,372	15,357
Other non-cash gains and losses	(3,552)	9,548
Change in operating assets and liabilities:
Merchandise inventories	(187,490)	(326,076)
Prepaid expenses and other current assets	5,269	12,399
Accounts payable	(3,106)	130,733
Accrued expenses and other liabilities	63,547	(4,334)
Income taxes	(76,371)	28,350
Other	(1,900)	(2,235)
Net cash provided by (used in) operating activities	760,575	690,886

Cash flows from investing activities:
Purchases of property and equipment	(443,978)	(453,626)
Proceeds from sales of property and equipment	950	1,144
Net cash provided by (used in) investing activities	(443,028)	(452,482)

Cash flows from financing activities:
Issuance of long-term obligations	2,297,177	500,000
Repayments of long-term obligations	(2,119,760)	(478,026)
Borrowings under revolving credit facilities	1,170,900	1,703,400
Repayments of borrowings under revolving credit facilities	(1,195,800)	(1,349,800)
Debt issuance costs	(15,996)	(15,278)
Payments for cash flow hedge related to debt issuance	(13,217)	-
Repurchases of common stock	(419,974)	(596,442)
Other equity transactions, net of employee taxes paid	(24,132)	(71,139)
Tax benefit of share-based awards	28,163	85,335
Net cash provided by (used in) financing activities	(292,639)	(221,950)

Net increase (decrease) in cash and cash equivalents	24,908	16,454
Cash and cash equivalents, beginning of period	140,809	126,126
Cash and cash equivalents, end of period	$165,717	$142,580

Supplemental cash flow information:
Cash paid for:
Interest	$55,668	$90,992
Income taxes	$480,353	$328,196
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$32,040	$40,569
Purchases of property and equipment under capital lease obligations	$-	$3,440

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	November 1, 2013	November 2, 2012	% Change
Consumables	$3,362,796	$3,004,247	11.9%
Seasonal	505,793	471,541	7.3%
Home products	276,770	257,918	7.3%
Apparel	236,479	230,941	2.4%
Net sales	$4,381,838	$3,964,647	10.5%

	For the 39 Weeks Ended
	November 1, 2013	November 2, 2012	% Change
Consumables	$9,859,528	$8,802,350	12.0%
Seasonal	1,610,965	1,532,772	5.1%
Home products	807,986	772,831	4.5%
Apparel	731,743	706,554	3.6%
Net sales	$13,010,222	$11,814,507	10.1%

Store Activity

		For the 39 Weeks Ended
		November 1, 2013	November 2, 2012

Beginning store count		10,506	9,937
New store openings		577	479
Store closings		(22)	(45)
Net new stores		555	434
Ending store count		11,061	10,371
Total selling square footage (000's)		81,368	75,692
Growth rate (square footage)		7.5%	7.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	November 1, 2013		November 2, 2012		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,381.8		$3,964.6		$417.2	10.5%

Selling, general and administrative ("SG&A")	$938.3	21.41%	$864.7	21.81%	$73.5	8.5%
Secondary offering expenses	-		(0.5)
Acceleration of equity-based compensation	-		(0.4)
SG&A, excluding certain items	$938.3	21.41%	$863.8	21.79%	$74.5	8.6%

Operating profit	$390.2	8.91%	$361.4	9.12%	$28.9	8.0%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.4
Operating profit, excluding certain items	$390.2	8.91%	$362.3	9.14%	$27.9	7.7%

Net income	$237.4	5.42%	$207.7	5.24%	$29.7	14.3%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.4
Debt amendment fees	-		1.7
Total adjustments, before income taxes	-		2.6
(1) Income tax effect of adjustments	(6.0)		(0.8)
Net adjustments	(6.0)		1.8
Adjusted net income	$231.4	5.28%	$209.5	5.28%	$21.9	10.5%

Diluted earnings per share:
As reported	$0.74		$0.62		$0.12	19.4%
Adjusted	$0.72		$0.63		$0.09	14.3%

Weighted average diluted shares	322.5		334.0

	For the 39 Weeks Ended
	November 1, 2013		November 2, 2012		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$13,010.2		$11,814.5		$1,195.7	10.1%

Selling, general and administrative ("SG&A")	$2,802.9	21.54%	$2,584.7	21.88%	$218.2	8.4%
Litigation settlement	(8.5)		-
Secondary offering expenses	(0.5)		(1.4)
Acceleration of equity-based compensation	(0.5)		(1.5)
SG&A, excluding certain items	$2,793.4	21.47%	$2,581.8	21.85%	$211.6	8.2%

Operating profit	$1,198.1	9.21%	$1,132.9	9.59%	$65.1	5.7%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		1.4
Acceleration of equity-based compensation	0.5		1.5
Operating profit, excluding certain items	$1,207.6	9.28%	$1,135.8	9.61%	$71.8	6.3%

Net income	$702.9	5.40%	$635.2	5.38%	$67.7	10.7%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		1.4
Acceleration of equity-based compensation	0.5		1.5
Debt refinancing costs	18.9		-
Adjustment for settlement of interest rate swaps	-		(2.5)
Write-off of capitalized debt costs	-		1.6
Debt amendment fees	-		1.7
Repurchase of long-term obligations, net	-		29.0
Total adjustments before income taxes	28.4		32.7
(1) Income tax effect of adjustments	(16.9)		(12.3)
Net adjustments	11.5		20.4
Adjusted net income	$714.4	5.49%	$655.6	5.55%	$58.8	9.0%

Diluted earnings per share:
As reported	$2.16		$1.89		$0.27	14.3%
Adjusted	$2.20		$1.95		$0.25	12.8%

Weighted average diluted shares outstanding	325.4		336.3

(1) Includes a benefit of $6.0 million in the 2013 period resulting from the reversal of a tax reserve that was established in 2009.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDAR

	For the Quarter		For the		For the
	(13 Weeks) Ended		39 Weeks Ended		Four Quarters Ended
	Nov. 1,	Nov. 2,	Nov. 1,	Nov. 2,	Nov. 1,	Nov. 2,
(In millions)	2013	2012	2013	2012	2013	2012
					(52 Weeks)	(53 Weeks)

Net income	$237.4	$207.7	$702.9	$635.2	$1,020.5	$927.7
Add:
Interest expense	21.5	27.7	66.6	100.5	94.0	140.5
Depreciation and amortization	83.1	73.7	242.9	215.4	321.0	283.5
Income taxes	131.3	124.2	409.6	367.3	586.9	542.9
EBITDA	473.3	433.3	1,422.0	1,318.4	2,022.4	1,894.6

Adjustments:
Loss on debt retirements	-	-	18.9	30.6	18.9	30.6
Gain on hedging instruments	-	-	-	(2.4)	-	(2.3)
Non-cash expense for share-based awards	5.5	5.1	16.3	15.4	22.6	19.7
Indirect costs related to stock offerings	0.2	0.5	0.7	1.3	0.8	1.8
Litigation settlement and related costs, net	-	-	8.5	-	8.5	-
Other non-cash charges (including LIFO)	(2.3)	5.5	(1.1)	10.7	(1.4)	33.3
Other	-	1.7	0.1	2.5	0.1	2.5
Total adjustments	3.4	12.8	43.4	58.1	49.5	85.6
Adjusted EBITDA	476.7	446.1	1,465.4	1,376.5	2,071.9	1,980.2
Rent expense	175.3	156.7	508.1	455.4	667.0	598.1
Adjusted EBITDAR	$652.0	$602.8	$1,973.5	$1,831.9	$2,738.9	$2,578.3

CALCULATION OF ADJUSTED DEBT TO ADJUSTED EBITDAR

					Nov. 1,	Nov. 2,
(In millions)					2013	2012
Total long-term obligations					$2,924.9	$3,024.3
Add: Rent x 8					5,336.0	4,784.8
Adjusted Debt					$8,260.9	$7,809.1
Adjusted EBITDAR					$2,738.9	$2,578.3
Ratio of Adjusted Debt to Adjusted EBITDAR					3.0x	3.0x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210